Exhibit 23


Consent of Independent Auditors

We consent to the use of our report dated March 25, 1998 with respect to the financial statements of Nu-Metrics, Inc. for the year ended December 31, 1997 included in the current report of Form 8-K/A dated February 8, 1999 of Quixote Corporation filed with the Securities and Exchange Commission.


/s/ Smith, Lewis, Chess and Company

February 8, 1999